Exhibit 99.1

Superior Reports Full Year and Fourth Quarter 2023 Financial Results

Executing strategic priorities to drive long-term, profitable growth

Full Year 2023 Financial Highlights:

•
Net Sales decreased 16% YoY to $1,385M (up 2% before giving effect to lower cost of aluminum and Deconsolidation of Subsidiary1)
•
Value-Added Sales Adjusted for FX and Deconsolidation1 of Subsidiary of $740M flat YoY
•
Net Loss of $93M ($80M non-cash charge for Deconsolidation of Subsidiary and $23M of restructuring charges)
•
Adjusted EBITDA1 decreased to $159M
•
Cash Flow Provided by Operating Activities declined to $64M
•
Unlevered Free Cash Flow1 of $80M
•
Content per Wheel1 of $50.84, up 3% YoY

Fourth Quarter 2023 Financial Highlights:

•
Net Sales decreased 23% YoY to $309M (decreased 4% before giving effect to lower cost of aluminum and Deconsolidation of Subsidiary1)
•
Value-Added Sales Adjusted for FX and Deconsolidation1 of Subsidiary decreased 14% YoY to $165M
•
Net Loss of $2M ($7M of restructuring charges)
•
Adjusted EBITDA1 decreased to $23M
•
Cash Flow Provided by Operating Activities of $44M
•
Unlevered Free Cash Flow1 of $50M

SOUTHFIELD, MICHIGAN – March 7, 2024– Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today reported financial results for the fourth quarter and full year ended December 31, 2023.

($ in millions)
	Three Months		Twelve Months
	4Q 2023	4Q 2022	YTD 2023	YTD 2022
Net Sales
North America	$179.7	$216.5	$794.4	$943.7
Europe	128.9	185.6	590.9	696.2
Global	$308.6	$402.1	$1,385.3	$1,639.9

Value-Added Sales (1)
North America	$93.3	$106.8	$403.7	$393.5
Europe	75.4	111.3	343.9	377.1
Global	$168.7	$218.0	$747.6	$770.6

1 See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.

“Our teams demonstrated incredible resilience in 2023 as we navigated a challenging operating environment that significantly weighed on our financial results. Despite these near-term headwinds, including softness in the European aftermarket, the impact of the UAW strikes, declines in production amongst key customers in the second half of the year, and the impact of the strategic action initiated in Europe to transform our European business, we remained focused on optimizing our business. The transformation of our European operations will improve our cost structure as we shift production to a lower-cost region. Further, we continue to capture demand for our differentiated portfolio, delivering another year of growth in content per wheel,” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

“We will continue to optimize our business and expect to exit 2024 with a significantly elevated competitive position and improved earnings power, also having addressed underperforming parts of our portfolio, thereby optimizing the profitable utilization of our manufacturing capacity. Further, we are accelerating our focus on addressing the Company’s capital structure. These actions, when taken together with our competitively advantaged manufacturing footprint and premium wheel know how, will put Superior on track to profitable growth, margin expansion and strengthened cash generation well into the future,” Mr. Abulaban continued. “We look forward to delivering sustainable growth and long-term value for our shareholders in the year ahead.”

Full Year 2023 Results

Net Sales for 2023 were $1,385 million, compared to Net Sales of $1,640 million in 2022. The decrease was primarily due to lower aluminum prices and therefore lower pass through of aluminum cost to OEM customers, lower unit sales, the deconsolidation of the financial results of our manufacturing facility in Germany, SPG, and lower recovery of cost inflation from customers, partially offset by favorable product mix and favorable foreign exchange. Value-Added Sales, a Non-GAAP financial measure, were $748 million for 2023, compared to $771 million in the prior year. The decrease was primarily due to lower unit sales, the deconsolidation of SPG and lower recovery of cost inflation from customers, partially offset by favorable product mix and favorable foreign exchange. Content per Wheel, a Non-GAAP financial measure, was $50.84, up 3% compared to the prior year due to the ongoing shift to larger wheels with more complex finishes. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated Net Sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange in this press release.

Gross Profit for 2023 was $116 million, compared to $166 million in the prior year due to lower unit sales, restructuring costs associated with the transformation of our European business and lower recovery of cost inflation from customers.

Selling, General, and Administrative (“SG&A”) expenses for 2023 were $88 million, compared to $68 million in the prior year. The increase in SG&A expenses is primarily due to restructuring costs associated with the transformation of our European business and a valuation allowance on claims receivable from the SPG estate.

Loss from Operations was $51 million in 2023, compared to Income from Operations of $98 million in 2022. The Loss from Operations is primarily due to the $80 million loss on deconsolidation of SPG, restructuring costs associated with the transformation of our business in Europe, as well as lower unit sales and lower recovery of cost inflation from customers.

Income Tax Benefit for 2023 was $24 million, compared to an Income Tax Provision of $14 million in the prior year.

For 2023, the Company reported a Net Loss of $93 million, or Loss per Diluted Share of $4.73. This compares to Net Income of $37 million, or Earnings per Diluted Share of $0.02, in 2022. See “Earnings per Share Calculation” in this press release.

Adjusted EBITDA, a Non-GAAP financial measure, was $159 million, or 21% of Value-Added Sales, in 2023, which compares to $194 million, or 25% of Value-Added Sales, in 2022. The decrease in Adjusted EBITDA was primarily due to lower unit sales and lower recovery of cost inflation from customers compared to the prior period. See “Non-GAAP Financial Measures” below and the reconciliation of Net Income to Adjusted EBITDA in this press release.

The Company reported Cash Flow Provided by Operating Activities of $64 million for the full year 2023, compared to Cash Flow Provided by Operating Activities of $153 million in 2022. Unlevered Free Cash Flow, a Non-GAAP financial measure, for the full year 2023 was $80 million, a decrease of $52 million compared to the prior period. For the full year, Free Cash Flow, a Non-GAAP financial measure, was $2 million, compared to Free Cash Flow of $80 million in the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow and Unlevered Free Cash Flow in this press release.

Fourth Quarter Results

Net Sales for the fourth quarter of 2023 were $309 million, compared to Net Sales of $402 million in the prior year period. The decline is primarily due to lower pass through of aluminum costs to OEM customers, lower unit sales, the deconsolidation of the financial results of SPG, and lower recovery of cost inflation from customers, partially offset by favorable product mix and favorable foreign exchange. Value-Added Sales, a Non-GAAP financial measure, was $169 million for the fourth quarter of 2023, compared to $218 million in the prior year period. Value-Added Sales decreased primarily due to lower unit sales, the deconsolidation of SPG and lower recovery of cost inflation from customers, partially offset by favorable product mix and favorable foreign exchange. Content per Wheel, a Non-GAAP financial measure, was $47.10, down 20% compared to the prior year quarter due primarily to lower recovery of cost inflation from customers. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated Net Sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange in this press release.

Gross Profit for the fourth quarter of 2023 was $15 million, compared to $55 million in the prior year period. The decrease was primarily due to lower unit sales, restructuring costs associated with the transformation of our European business, and lower recovery of cost inflation from customers. The fourth quarter of 2023 was also adversely affected by various manufacturing and other inefficiencies associated with the transformation of our European business and the UAW strikes.

SG&A expenses for the fourth quarter of 2023 were $34 million, compared to $19 million in the prior year period. The increase in SG&A expenses is primarily due to restructuring costs associated with the transformation of our European business and a valuation allowance on claims receivable from the SPG estate.

Loss from Operations for the fourth quarter of 2023 was $19 million, compared to Income from Operations of $36 million in the prior year period. The Loss from Operations is primarily due to restructuring costs associated with the transformation of our European business, lower unit sales, lower recovery of cost inflation from customers, a valuation allowance on claims receivable from the SPG estate, and various manufacturing and other inefficiencies associated with the transformation of our European business and the UAW strikes.

Income Tax Benefit for the fourth quarter of 2023 was $33 million, compared to an Income Tax Provision of $3 million in the fourth quarter of 2022.

For the fourth quarter of 2023, the Company reported a Net Loss of $2 million, or Loss per Diluted Share of $0.44. This compares to Net Income of $17 million, and Earnings per Diluted Share of $0.25 in the fourth quarter of 2022. See “Earnings per Share Calculation” in this press release.

Adjusted EBITDA, a Non-GAAP financial measure, was $23 million for the fourth quarter of 2023, or 14% of Value-Added Sales, which compares to $58 million, or 26% of Value-Added Sales, in the prior year period. The decrease in Adjusted EBITDA is primarily due to lower recovery of cost inflation from customers and lower unit sales. See “Non-GAAP Financial Measures” below and the reconciliation of Net Income to Adjusted EBITDA in this press release.

The Company reported Cash Flow Provided by Operating Activities of $44 million in the fourth quarter of 2023, compared to $78 million in the fourth quarter of 2022. Unlevered Free Cash Flow, a Non-GAAP financial measure, was $50 million for the fourth quarter of 2023, a decrease of $30 million compared to the fourth quarter of 2022. Free Cash Flow, a Non-GAAP financial measure, was $26 million compared to Free Cash Flow of $63 million in the prior year period. The decline in Cash Flow Provided by Operating Activities and Unlevered Free Cash Flow was primarily driven by lower profitability. See “Non-GAAP Financial Measures” below and the reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Unlevered Free Cash Flow in this press release.

Financial Position

As of December 31, 2023, Superior had funded debt of $638 million and Net Debt, a Non-GAAP financial measure, of $436 million, compared to funded debt of $647 million and Net Debt of $434 million as of December 31, 2022. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2024 Outlook

Superior's full year 2024 Outlook is as follows:

FY 2024 Outlook
Net Sales	$1.38 - $1.48 billion
Value-Added Sales	$720 - $770 million
Adjusted EBITDA	$155 - $175 million
Unlevered Free Cash Flow	$110 - $130 million
Capital Expenditures	~$50 million

We expect the first quarter of 2024 to be difficult as we wind up the transfer of wheels from SPG to our manufacturing facilities in Poland. Also impacting guidance for the early part of 2024 is labor and energy inflation, which we intend to recover from customers. Furthermore, costs associated with the reorganization of the European administrative support and certain other functions, and the reorganization of aftermarket sales, administration, and logistics post the completion of the transfer of wheels to Poland is impacting expected performance for the early part of 2024.

The strategic action initiated in Europe to transform our European business is expected to be very value accretive to the Company. The full year effect of making the wheels in Poland at very significantly lower cost is not fully reflected in the 2024 Outlook. Also not fully reflected in the 2024 Outlook is the full year effect of the reorganization of the European administrative support and certain other functions, the full year effect of the reorganization of aftermarket sales, administration, and logistics, and the full year effect of the improvement in fixed cost absorption in the Polish manufacturing facilities post the wheel transfer. Accordingly, we expect Superior to exit 2024 as a business generating approximately $190 million of Adjusted EBITDA on unit sales of just over 15 million. We expect the improved earnings power of Superior having completed the transformation of the North American operations and post the completion of the Europe Transformation to drive significant improvement in sales and earnings well into the future; more specifically, Value-Added Sales of $890 million, Adjusted EBITDA of $240 million and Unlevered Free Cash Flow of $150 million in the year 2027.

Value-Added Sales, Adjusted EBITDA, and Unlevered Free Cash Flow are Non-GAAP measures, as defined below. In reliance on the safe harbor provided under section 10(e) of Regulation S-K, Superior has not quantitatively reconciled from Net Income (the most comparable GAAP measure) to Adjusted EBITDA, Net Sales (the most comparable GAAP measure) to Value-Added Sales, nor Unlevered Free Cash Flow to Cash Flow Provided by Operating Activities presented in the 2024 Outlook, as Superior is unable to quantify certain amounts included in Net Income, Net Sales and Cash Flow Provided by Operating Activities without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Thursday, March 7, 2024. The conference call may be accessed by dialing +1 786 697 3501 for participants in the U.S. or 866 580 3963 for participants outside the U.S. using the required conference ID 030724 when prompted by the operator. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company's management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration, certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Net Sales Adjusted for Change in Cost of Aluminum and Deconsolidation of Subsidiary” defined as Net Sales less the change from cost of aluminum and deconsolidation of subsidiary. “Value-Added Sales," defined as Net Sales less the value of aluminum and other costs, as well as outsourced service provider (“OSP”) costs that are included in net sales. “Value-Added Sales Adjusted for FX," which is also referred to as “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Value-Added Sales Adjusted for FX and Deconsolidation," which is also referred to as “Value-Added Sales Adjusted for Foreign Exchange and Deconsolidation,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation and the impact of deconsolidating SPG. “Content per Wheel,” defined as Value-Added Sales Adjusted for Foreign Exchange on a per unit (wheel) shipment basis. “Free Cash Flow," defined as Cash Flow Provided by Operating Activities less Cash used in Investing Activities less non-debt components of financing activities. “Unlevered Free Cash Flow,” defined as Cash Flow Provided by Operating Activities less Capital Expenditures plus Cash Interest Paid. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these Non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these Non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these Non-GAAP financial measures for planning and forecasting purposes. This Non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes,”, “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “foresee,” “intends,” “Outlook,” “guidance,” “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result,” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2024 Outlook included herein, the impact of COVID-19 and the resulting supply chain disruptions, increased energy costs, semiconductor shortages, rising interest rates, the Russian military invasion of Ukraine and the United Auto Workers strikes on our future growth and earnings. These statements include our belief regarding general automotive industry market conditions and growth rates, as well as domestic and international economic conditions. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior's Securities and Exchange Commission filings and reports.

New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect Superior. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. Superior disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Contact:

Superior Investor Relations

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2023	4Q 2022	YTD 2023	YTD 2022
Net Sales	$308.6	$402.1	$1,385.3	$1,639.9
Cost of Sales	293.8	347.3	1,269.5	1,473.5
Gross Profit	$14.8	$54.8	$115.7	$166.4

SG&A Expenses	34.3	18.6	87.6	68.3
Loss on Deconsolidation of Subsidiary	-	-	79.6	-
(Loss) Income From Operations	$(19.4)	$36.2	$(51.4)	$98.0

Interest Expense, net	(15.1)	(15.6)	(62.1)	(46.3)
Other Expense, net	(0.6)	(0.9)	(3.2)	(0.6)
(Loss) Income Before Income Taxes	$(35.1)	$19.7	$(116.8)	$51.1

Income Tax Benefit (Provision)	32.7	(3.2)	23.9	(14.1)
Net (Loss) Income	$(2.4)	$16.5	$(92.9)	$37.0

(Loss) Earnings Per Share:
Basic	$(0.44)	$0.26	$(4.73)	$0.02
Diluted	$(0.44)	$0.25	$(4.73)	$0.02

Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	28,091	27,016	27,882	26,839
Diluted	28,091	28,262	27,882	27,590

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Millions)

			12/31/2023	12/31/2022
Current Assets			$459.9	$508.9
Property, Plant and Equipment, net			398.6	474.0
Intangibles and Other Assets			131.5	132.3
Derivative financial instruments			40.5	18.5
Total Assets			$1,030.6	$1,133.7

Current Liabilities			$198.9	$251.3
Long-Term Liabilities			668.4	683.8
Redeemable Preferred Shares			248.2	222.8
European Non-controlling Redeemable Equity			0.9	1.1
Shareholders’ Deficit			(85.9)	(25.3)
Total Liabilities and Shareholders’ Deficit			$1,030.6	$1,133.7

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Millions)

	Three Months		Twelve Months
	4Q 2023	4Q 2022	YTD 2023	YTD 2022
Net (Loss) Income	$(2.4)	$16.5	$(92.9)	$37.0
Depreciation and Amortization	23.1	22.1	93.0	91.2
Income tax, Non-cash Changes	(36.6)	(12.9)	(27.3)	(9.3)
Stock-based Compensation	3.2	3.1	7.5	9.7
Amortization of Debt Issuance Costs	1.2	5.0	4.8	8.7
Loss on Deconsolidation of Subsidiary	-	-	79.6	-
Other Non-cash Items	7.8	1.3	3.1	(0.5)
Changes in Operating Assets and Liabilities:
Accounts Receivable	56.8	67.6	18.9	10.2
Inventories	21.3	25.8	13.1	(11.3)
Other Assets and Liabilities	(9.0)	(5.2)	3.6	(3.3)
Accounts Payable	(22.5)	(59.1)	(27.6)	5.1
Income Taxes	1.5	14.0	(11.4)	15.1
Cash Flow Provided By Operating Activities	$44.3	$78.1	$64.4	$152.6

Capital Expenditures	(11.7)	(11.4)	(41.2)	(57.2)
Deconsolidation of Subsidiary Cash	-	-	(4.4)	-
Proceeds from Sale of Property, Plant and Equipment	-	-	-	0.2
Net Cash Used In Investing Activities	$(11.7)	$(11.4)	$(45.6)	$(57.0)

Proceeds from the Issuance of Long-term Debt	-	388.0	-	388.0
Debt Repayment	(2.4)	(350.8)	(16.4)	(354.4)
Cash Dividends	(6.8)	(3.4)	(13.6)	(13.6)
Financing Costs Paid and Other	(0.1)	(12.6)	(0.2)	(12.6)
Payments Related to Tax Withholdings for Stock-Based Compensation	-	-	(3.3)	(1.8)
Finance Lease Payments	(0.2)	(0.3)	(0.7)	(1.1)
Cash Flow (Used In) Provided By Financing Activities	$(9.5)	$20.9	$(34.2)	$4.5

Effect of Exchange Rate on Cash	1.9	3.6	4.0	(0.5)
Net Change in Cash	$25.1	$91.2	$(11.4)	$99.5

Cash - Beginning	176.5	121.8	213.0	113.5
Cash - Ending	$201.6	$213.0	$201.6	$213.0

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Earnings Per Share Calculation (Unaudited)
(Dollars and Outstanding Shares in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2023	4Q 2022	YTD 2023	YTD 2022
Basic EPS Calculation(1)
Net (Loss) Income	$(2.4)	$16.5	$(92.9)	$37.0
Less: Accretion of Preferred Stock	(6.6)	(5.9)	(25.5)	(22.9)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(13.5)	(13.6)
Numerator	$(12.4)	$7.2	$(131.9)	$0.5

Denominator: Weighted Avg. Shares Outstanding	28.1	27.0	27.9	26.8

Basic (Loss) Earnings Per Share	$(0.44)	$0.26	$(4.73)	$0.02

Diluted EPS Calculation(1)
Net (Loss) Income	$(2.4)	$16.5	$(92.9)	$37.0
Less: Accretion of Preferred Stock	(6.6)	(5.9)	(25.5)	(22.9)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(13.5)	(13.6)
Numerator	$(12.4)	$7.2	$(131.9)	$0.5

Weighted Avg. Shares Outstanding-Basic	28.1	27.0	27.9	26.8
Dilutive Stock Options and Restricted Stock Units	-	1.2	-	0.8
Denominator: Weighted Avg. Shares Outstanding	28.1	28.3	27.9	27.6

Diluted (Loss) Earnings Per Share	$(0.44)	$0.25	$(4.73)	$0.02

(1) Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended December 31, 2023 and 2022.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Non-GAAP Financial Measures (Unaudited)
(Dollars in Millions and Units in Thousands, Except Per Wheel)

Value-Added Sales; Value-Added Sales Adjusted for Foreign Exchange; and Content per Wheel (1)
	Three Months		Twelve Months
	4Q 2023	4Q 2022	YTD 2023	YTD 2022
Net Sales	$308.6	$402.1	$1,385.3	$1,639.9
Less: Aluminum, Other Costs, and Outside Service Provider Costs	(139.9)	(184.1)	(637.7)	(869.3)
Value-Added Sales (1)	$168.7	$218.0	$747.6	$770.6
Currency Impact on Current Period Value-Added Sales	(4.1)	-	(7.3)	-
Value-Added Sales Adjusted for Foreign Exchange (1)	$164.6	$218.0	$740.3	$770.6
Deconsolidation Impact	-	(25.6)	-	(31.9)
Value-Added Sales Adjusted for Foreign Exchange & Deconsolidation (1)	$164.6	$192.4	$740.3	$738.7

Wheels Shipped	3,495	3,727	14,562	15,592
Content per Wheel (1)	$47.10	$58.49	$50.84	$49.42

Adjusted EBITDA (1)	Three Months		Twelve Months
	4Q 2023	4Q 2022	YTD 2023	YTD 2022
Net (Loss) Income	$(2.4)	$16.5	$(92.9)	$37.0
Adjusting Items:
- Interest Expense, net	15.1	15.6	62.1	46.3
- Income Tax (Benefit) Provision	(32.7)	3.2	(23.9)	14.1
- Depreciation	18.2	17.5	73.5	70.2
- Amortization	4.8	4.6	19.5	20.9
- Loss on Deconsolidation of Subsidiary	-	-	79.6	-
- Restructuring and Other	22.0	(0.9)	40.4	3.1
- Change in Fair Value of Preferred Derivative	(3.4)	-	(3.4)	-
- Factoring Fees	1.4	1.0	4.2	2.4
	$25.4	$41.0	$252.0	$157.0
Adjusted EBITDA (1)	$23.1	$57.5	$159.2	$194.2

(1) Value-Added sales and Adjusted EBITDA are non-GAAP financial measures; see definitions and the appendix for reconciliations to the most comparable GAAP measures.

Free Cash Flow (1)	Three Months		Twelve Months
	4Q 2023	4Q 2022	YTD 2023	YTD 2022
Cash Flow Provided By Operating Activities	$44.3	$78.1	$64.4	$152.6
Net Cash Used In Investing Activities	(11.7)	(11.4)	(45.6)	(57.0)
Cash Payments for Non-debt Financing Activities	(6.8)	(3.4)	(16.9)	(15.4)
Free Cash Flow (1)	$25.8	$63.3	$1.9	$80.2

Unlevered Free Cash Flow (1)	Three Months		Twelve Months
	4Q 2023	4Q 2022	YTD 2023	YTD 2022
Cash Flow Provided By Operating Activities	$44.3	$78.1	$64.4	$152.6
Capital Expenditures	(11.7)	(11.4)	(41.2)	(57.2)
Cash Interest Paid	17.6	13.7	56.8	36.7
Unlevered Free Cash Flow (1)	$50.2	$80.4	$80.0	$132.1

Net Debt (1) (3)	12/31/2023	12/31/2022
Long Term Debt (Less Current Portion)	$632.2	$641.5
Short Term Debt	5.3	5.9
Total Debt	637.5	647.4
Less: Cash and Cash Equivalents	(201.6)	(213.0)
Net Debt (1)	435.9	434.4
Currency Impact on Current Period Net Debt (2)	(7.2)	-
Net Debt Adjusted for Foreign Exchange (1)	$428.7	$434.4

(1) Net Debt, Net Debt Adjusted for Foreign Exchange, Free Cash Flow and Unlevered Free Cash Flow are non-GAAP financial measures;
      see page 6 for definitions and the appendix for reconciliations to the most comparable GAAP measures.

(2) Exchange rate adjustment to state 2023 net debt at 2022 currency levels
(3) Excluding Debt Issuance Cost

Net Sales Adjusted for the Impact of the Change in the Cost of Aluminum and SPG Deconsolidation (1)
	Three Months		Twelve Months
	4Q 2023	4Q 2022	YTD 2023	YTD 2022
Net Sales	$308.6	$402.1	$1,385.3	$1,639.9
Change in Cost of Aluminum	-	(44.0)	-	(231.9)
SPG Deconsolidation	-	(37.9)	-	(49.6)
Net Sales Adjusted for the Impact of the Change in the Cost of Aluminum and SPG Deconsolidation (1)	$308.6	$320.2	$1,385.3	$1,358.4

(1) Net Sales Adjusted for the Impact of the Change in the Cost of Aluminum and SPG Deconsolidation is a non-GAAP financial measure.